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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL
                                                       Washington, D.C. 20549                           OMB Number: 3235-0104
                                                                                                        Expires: December 31, 2001
FORM 3                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          Estimated average burden
                                                                                                        hours per response....0.5
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             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of                 2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
   Reporting Person*                       Requiring Statement       Multigraphics, Inc.; MTI
                                             (Month/Day/Year)
   Paragon Corporate Holdings, Inc.
                                                9/30/99
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   (Last)        (First)   (Middle)    3. I.R.S. Identification  5.  Relationship of Reporting         6. If Amendment, Date of
                                          Number of Reporting        Person(s) to Issuer                  Original (Month/Day/Year)
                                          Person, if an entity        (Check all applicable)           ----------------------------
7400 Caldwell Avenue                      (voluntary)                    Director  x  10% Owner        7. Individual or Joint/Group
-------------------------------------- -------------------------     ---          ---                     Filing(Check Applicable
                 (Street)                                                Officer  --- Other (specify       Line)   -----
                                                                     --- (give                below)      x  Form filed by One
Niles          Illinois       60714                                        title below)                  --- Reporting Person
-------------------------------------- ------------------------- ------------------------------------        Form filed by More
  (City)         (State)       (Zip)                                                                     --- than One Reporting
                                          Table I -- Non-Derivative Securities Beneficially Owned            Person
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1. Title of Security                               2.  Amount of Securities    3.  Ownership            4.  Nature of Indirect
   (Instr. 4)                                          Beneficially Owned          Form:  Direct            Beneficial Ownership
                                                       (Instr. 4)                  (D) or Indirect          (Instr. 5)
                                                                                   (I)  (Instr. 5)
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

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                 Potentialpersons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                                                                             (Over)
Library: Cleveland;  Document #: 166668v1
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FORM 3 (continued)             Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative      2.  Date Exer-       3.  Title and Amount          4. Conver-   5. Owner-     6. Nature of Indirect
    Security                     cisable and          of Securities                sion or      ship          Beneficial Ownership
    (Instr. 4)                   Expiration           Underlying Derivative        Exercise     Form of       (Instr. 5)
                                 Date                 Security (Instr. 4)          Price of     Deriv-
                              (Month/Day/Year)                                     Deri-        ative
-------------------------------------------------------------------------------    vative       Security;
                                 Date      Expira-                      Amount     Security     Direct
                                 Exer-     tion           Title         or                      (D)
                                 cisable   Date                         Number                  or
                                                                        of                      Indirect
                                                                        Shares                  (I)
                                                                                                (Instr. 5)
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
Call Option                      9/30/99   3/31/00     Common Stock     990,164    $1.25          D
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(right to buy)
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Explanation of Responses:
                                                                    /s/ Edward J. Suchma, Vice President
                                                                    & CFO, on behalf  of Paragon Corporate
                                                                    Holdings, Inc.                                   10/15/99
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                                                                    **Signature of Reporting Person                    Date


**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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